Exhibit 28 (j) (2) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated November 25, 2024 and November 21, 2024, with respect to the financial statements of Federated Hermes Core Bond Fund and Federated Hermes Ultrashort Bond Fund, each a portfolio of Federated Hermes Total Return Series, Inc., as of September 30, 2024, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

Boston, Massachusetts
November 25, 2024